 Exhibit 10.6
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Employment Agreement”) is made as of February 15th, 2010 (the “Effective Date”) by and between Dennis Harstad (“Executive”) and KL ENERGY CORPORATION, a Nevada corporation (hereinafter, along with its parent, subsidiaries and affiliates, referred to as the “Company”), and amends and restates all previous Employment Agreements by and between Executive and the Company (the “Original Agreement”).

Recitals

Whereas, Executive is a key executive employee of the Company and has become and will continue to be intimately familiar with the Company’s plans, trade secrets, proprietary information, business activities and operations;

Whereas, Executive’s past experience and skills make him singularly qualified to render special, unique, unusual and extraordinary services to the Company;

Whereas, the Company desires to employ Executive to provide executive-level employment services and to provide Executive with certain compensation and benefits in return for such services;

Whereas, Executive wishes to be employed by the Company and provide employment services in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the Company and Executive agree to the below terms.

Agreement

1.           Term; Employment; Position and Responsibilities.

1.1           Term.  The term of this Employment Agreement shall be three (3) years from the Effective Date (the “Initial Term”). The Term may be extended only upon written agreement of the Company and Executive prior to the end of the Initial Term (such extended period, together with the Interim Term, to be referred to as the “Term”).

1.2           Role. Executive agrees to serve as the Company’s Vice President of Plant Operations and to perform all duties and responsibilities associated with that position consistent with the Company’s Bylaws, as may be amended from time to time (the “Bylaws”) and as directed by Executive’s supervisor. Executive shall report to President and Chief Executive Officer in this role.  Executive agrees to devote all of his professional time, attention, skill and best efforts to the performance of his duties hereunder, except for permitted vacation periods and reasonable periods of illness or other incapacity.  Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects.  While an employee of the Company, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other

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entity without the prior written consent of Executive’s supervisor (which may be given or withheld in his/her sole discretion); provided, that Executive may, with the prior written approval of Executive’s supervisor, serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious and civic organizations, in each case so long as such activities do not interfere with Executive's employment.  Executive acknowledges and agrees that he may become an employee of a direct or indirect parent, subsidiary or other affiliate of KL Energy Corp., and that the terms and conditions of this Agreement shall apply to Executive as an employee of any such other entity, and that all such entities are included in the term “Company,” as used herein..

1.3           Employment Policies. Executive’s employment shall also be governed by the general employment policies and practices of the Company in effect from time to time, except that when the terms of this Employment Agreement differ from or are in conflict with such general employment policies or practices, this Employment Agreement shall control.

1.4           Other Agreements. Executive represents and warrants that he has disclosed to the Company the existence of any and all non-solicitation, confidentiality, and/or non-competition agreements to which Executive is a party and that Executive is not under an obligation to any other person or entity that would interfere or conflict with his employment with the Company or the performance of his duties hereunder.

2.           Compensation.

2.1           Base Salary.  As compensation for his services hereunder, the Company shall pay Executive a base salary of $130,500 per year (“Base Salary”). The Executive’s salary will be reinstated to $145,000 per year (“110% Base Salary”) which was the salary level prior to the Company-wide 10% pay adjustment in November 2008 on the event of the company signing a service contract with for the pending bagasse testing with a Brazilian company. Executive’s performance may be reviewed by Executive’s supervisor each calendar year.  The supervisor may adjust the Executive’s Base Salary concurrent with the administration of the performance review, or at any other time (to reflect cost of living changes or otherwise), in its sole discretion, subject to the severance provisions set forth in Section 4 below.

2.2           Bonus.

(a)           Annual Bonus.   During each calendar year during the Term, Executive shall be eligible to earn a cash performance bonus of up to 100% of Base Salary (the “Bonus”), which Bonus shall be earned and paid in the sole discretion of the Company’s Board of Directors.

(b)           Equity Incentive Scheme.  Executive may also be eligible to participate in any equity incentive plan or arrangement that may be adopted from time to time by the Board of Directors of the Company’s.  To the extent Executive is eligible and the Board if Directors determines that Executive is to be granted any type of equity incentive, the Company and Executive will enter into a separate agreement setting forth the terms and conditions of such participation.

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2.3           Tax Treatment.  Executive’s Base Salary and Bonus (if earned) and any other compensation (including severance benefits) payable to Executive in consideration for his employment services shall be paid by the Company subject to applicable payroll withholdings and deductions, reportable on a Form W-2 annually.  Executive’s Base Salary shall be paid on the Company’s customary payroll payment schedule, as may be modified from time to time.

3.           Benefits.

3.1           Business Expenses.  The Company shall reimburse Executive for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures in effect from time to time.

3.2           Paid Leave Benefits.  Beginning on January 1, 2010, Executive shall accrue twenty (20) days of paid vacation each calendar year, to be taken at such times as mutually agreed with Executive’s supervisor.  Executive shall also be entitled to paid holiday leave in accordance with the Company’s governing holiday schedule.  All vacation (i) shall be accrued on a monthly basis, in accordance with the Company’s vacation policies and procedures, as may be amended from time to time, and (ii) must be taken during the calendar year accrued, or it will be forfeited.

3.3           Standard Benefits.  Executive shall be entitled to participate in all benefits plans and programs the Company makes available to its salaried employees generally, on the same terms and conditions governing those plans as in effect from time to time.

3.4           Other Benefits. To the extent not paid by the Company under Section 3.3, Executive also shall be entitled to receive full reimbursement for the premium costs of coverage for Executive (but not Executive’s family and dependents), under the Company’s medical and dental plans.

3.5           D&O Insurance.    To the extent that the Company has any Director and Officer Liability Insurance coverage, Executive will be covered under such policy as it exists from time to time.  If Executive serves as a director of the Company, or as a director or officer of any subsidiary, parent or other affiliate of the Company, he will serve in such capacity without additional compensation from the Company.

3.6           Changes to Benefits    The Company reserves the right to supplement, discontinue or change its benefit and bonus plans and programs from time to time, in its sole discretion.

4.           At Will Employment; Severance Benefits.

4.1           At Will Status. Executive’s employment with the Company shall be on an “at will” basis.  Accordingly, both Executive and the Company retain the right to terminate the

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employment relationship at any time, with or without Good Reason or Cause, and with or without advance notice, subject to the terms set forth herein.  The Company, however, requests that Executive provide ninety (90) days advance notice of his intention to resign to allow for an orderly transition.

4.2           Final Pay. Upon termination of Executive’s employment for any reason, the Company shall pay Executive all earned but unpaid salary, and all accrued but unused vacation earned by Executive through and including the date his employment terminates (the “Termination Date”), subject to applicable payroll deductions, in accordance with governing law.  Executive shall not be entitled to any severance benefits or other compensation from the Company after the Termination Date, except as expressly provided herein or as may be required by law.

4.3           Severance Benefits.

(a)           Termination Not for Cause or for Good Reason.  If, during the Term, Executive resigns for Good Reason or is terminated by the Company without Cause (each a “Covered Termination”), Executive will be eligible to receive, as severance:

(i)            four (4) months of Executive’s Base Salary, less applicable withholdings and deductions; and

(ii)           at the sole discretion of the Board of Directors (as to both amount of and payment date for), a Bonus for the calendar year in which the Termination Date occurs, pro-rated to reflect the portion of the calendar year for which the Executive was employed by the Company;

“Good Reason” for Executive to resign his employment shall exist if any of the following occurs without Executive’s consent: (1) Executive’s Base Salary is reduced below the Base Salary rate in effect as of the Effective Date but excluding any reduction made by the Company in good faith as a result of a material decline in the Company’s financial performance as compared to its financial performance for the prior fiscal year; (2) Executive’s position, authority and responsibilities, taken as a whole, are materially diminished; (3) Executive is required to relocate Executive’s principal office to a location 50 miles or more from his current location; or (4) any material breach by the Company of the terms of this Employment Agreement.  To resign for Good Reason, Executive must notify the Company in writing of the specific act(s) or event(s) which give rise to Good Reason within thirty (30) days of Executive’s knowledge of the occurrence of such act(s) or event(s) and give the Company thirty (30) days to cure.

(b)           Termination upon Death or Disability.  If, during the term, Executive dies or Executive’s employment is terminated because Executive has become Disabled, Executive will be eligible to receive (1) six (6) months of severance and (2), at the sole discretion of the Board of Directors (as to both amount of and payment date for), a Bonus for the calendar year in which the Termination Date occurs, pro-rated to reflect the portion of the calendar year for which the Executive was employed by the Company.

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(c)           Amounts payable to Executive under Section 4.3(a) or (b) (the “Severance Pay”) shall be paid in equal installments on the Company’s customary payroll pay dates or at the Company’s discretion, in one or more lump sum payments. As a precondition to receiving any Severance Pay, Executive agrees that Executive must provide the Company with a signed, effective Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”). Severance Pay shall commence on the first payroll pay date after the Company receives the fully executed release from the Executive and the Release becomes effective by its terms.

(d)           Termination for Cause. If, during the Term, Executive is terminated for Cause, he shall have no right to any severance benefits of any kind or nature.  Additionally, notwithstanding the terms and conditions of any equity incentive plan or arrangement under which Executive may receive an equity incentive award, right or option, effective immediately upon the Terminate Date, such award, right or option shall immediately, with no further action by the Company, terminate and no longer be exercisable by Executive. “Cause” to terminate Executive’s employment shall exist if, in the reasonable determination of the Company, any one of the following has occurred: (1) Executive’s misappropriation of a material business opportunity of the Company, including securing any personal profit in connection with any transaction entered into on behalf of the Company; (2) Executive’s participation in any act of fraud or dishonesty against the Company or any of its affiliated entities; (3) Executive’s willful neglect and/or unreasonable refusal to perform his duties as set forth in this Employment Agreement; (4) Executive’s material breach of the terms of this Employment Agreement or any other agreement between Executive and the Company; (5) Executive’s conviction of, or an entry of a pleading of guilty or no contest to a felony or any crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; (6) misconduct by Executive that demonstrates gross unfitness to serve; and/or (7) Executive’s breach of the duties of care or loyalty to the Company; provided that the Company shall give Executive thirty (30) days’ written notice and opportunity to cure prior to any termination for Cause based on the grounds specified in subsections (3) and (7), above..

5.           Proprietary Information.  As a condition of employment, Executive must sign and abide by the terms of the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit B (“Proprietary Information Agreement”).  To the extent any of the obligations set forth in the Proprietary Information Agreement conflict with those set forth in this Employment Agreement, the terms and conditions of the Proprietary Information Agreement shall control.

6.           NonCompetition Obligations.  Executive’s obligations under this Employment Agreement are in addition to Executive’s obligations pursuant to that certain Noncompetition and Non-Solicitation Agreement attached hereto as Exhibit C (the Noncompetition Agreement”).  Nothing in this Employment Agreement shall be construed as limiting or superseding Executive’s obligations under the Noncompetition Agreement.  Executive’s obligations under the Noncompetition Agreement shall survive termination of Executive’s employment with the Company, and shall not be modified, altered, or otherwise effected by such termination or the reasons for such termination.  To the extent that any of the obligations set forth in the Noncompetition Agreement conflict with those set forth in this Employment Agreement, the terms and conditions of the Noncompetition Agreement shall control.

Exhibit 10.6 Page 5

7.           Notice.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express or UPS), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

8.           Arbitration.  Except as provided in Section 9 of this Employment Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution or interpretation of (i) this Employment Agreement, Release attached here to as Exhibit A, the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, and the Noncompetition Agreement attached hereto as Exhibit C (the “Operative Documents”), (ii) Executive’s employment with the Company, and/or (iii) the termination of that employment (collectively, “Claims”), shall be resolved, to the fullest extent permitted by law, by final, binding and (to the extent permitted by law) confidential arbitration in Rapid City, South Dakota before a single arbitrator with American Arbitration Association (“AAA”) or its successor, conducted pursuant to the AAA Employment Arbitration Rules and Mediation Procedures then in effect.  Claims subject to this arbitration provision shall (a) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the applicable state anti-discrimination statutes and Claims pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress, and (b) exclude Claims that by law are not subject to arbitration.  The arbitrator shall:  (1) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitral panel shall have the power to assign the responsibility for legal fees of any party to any other party as provided by law; provided, however, the administrative costs associated with any arbitration under this Section 8 shall be shared equally by the Executive and by the Company.  The award of the arbitral panel maybe entered and enforced as a judgment in any court of competent jurisdiction. Executive and the Company acknowledge that, by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.

9.           Injunctive Relief.  In the event of a breach or threatened breach by the Executive of the provisions of the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, and the Noncompetition Agreement attached hereto as Exhibit C, the Executive and/or the Company irrevocably and unconditionally consent to submit to the jurisdiction of the state or federal courts located in Rapid City, South Dakota, for any action to obtain a temporary restraining order or preliminary injunction, and waive any objection to venue or jurisdiction of those courts; provided, however, that the merits of such action, and a final

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judgment on the action, shall be submitted to arbitration as provided in Section 8 above. Executive further acknowledges and agrees that any breach or threatened breach of the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, and/or the Noncompetition Agreement attached hereto as Exhibit C may cause irreparable injury to the Company for which an adequate remedy may not available at law and that Company may elect to pursue injunctive relief to prohibit such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach at law or in equity, including the recovery of monetary damages from the Executive.  The Executive acknowledges that the possible restrictions on his activities which occur as a result of the performance of his obligations under the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, and/or the Noncompetition Agreement attached hereto as Exhibit C are reasonably required for the protection of the Company’s interests.  In the event the Company obtains a temporary restraining order in accordance with this Section 9 for the Executive’s alleged violations of the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, and/or the Noncompetition Agreement attached hereto as Exhibit C, the Company’s obligations to pay any Severance Pay to Executive pursuant to Section 4 of this Agreement shall be suspended until a final determination on the merits of the Company’s claim is made in arbitration under the procedures set forth in Section 8.  If the Company obtains in arbitration a judgment, order, or other similar determination against the Executive, the Company’s obligations with respect to the Severance Pay shall terminate effective as of the date of the temporary restraining order.  If the Company does not obtain such a judgment, order or other similar determination against the Executive for violating the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B, and/or the Noncompetition Agreement attached hereto as Exhibit C, then the Company’s obligations with respect to the Severance Pay which were suspended shall become immediately due and payable to the Executive in lump sum, along with an award of interest at eight percent (8%) per annum for all sums wrongfully withheld, and all remaining Severance Pay shall continue thereafter in accordance with this Agreement.  In such circumstances, the arbitral panel shall also award the Executive his attorneys’ fees and costs incurred in defending the temporary restraining order and the arbitration.

10.           Miscellaneous.

10.1           Entire Agreement.  This Employment Agreement, together with the exhibits hereto, constitutes the entire agreement and understanding between the parties with regard to the subject matter hereof.  This Employment Agreement supersedes and replaces all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof, including but not limited to the Original Agreement.  The parties are entering into this Employment Agreement only on the representations contained herein, and not on any representations, agreements or understandings not expressly included herein.  This Employment Agreement shall be construed under and governed by the substantive laws of the State of South Dakota, without regard to conflict of interest principles.  This Employment Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Executive’s obligations hereunder are personal and non-assignable.

Exhibit 10.6 Page 7

10.2           Severability.  The provisions of this Employment Agreement are severable, and the invalidity of any provision does not affect the validity of any other provision.  In the event that any arbitrator or court of competent jurisdiction determines that any provision of this Employment Agreement is invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect. The court or arbitrator will, to the fullest extent possible, reform any provision deemed unenforceable in whole or in part, so that it is enforceable to the fullest extent possible.

10.3           Waiver/Modification.  No waiver of any provision of this Employment Agreement shall be effective unless such waiver is confirmed in a writing signed by the waiving party.  Except for modifications expressly reserved to the Company’s discretion hereunder, no modification of this Employment Agreement shall be effective unless memorialized in a writing signed by both parties.

10.4           Counterparts.  This Employment Agreement may be executed in counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.  Facsimile signatures and/or PDF signatures shall be deemed as effective as original signatures.  Each party has carefully read this Employment Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

10.5           Personal Guarantees.  To the extent that the Executive has personally guaranteed any credit card or other debt of the Company (including obligations relating to Midwest Renewable Energy LLC), the Company will use its commercially reasonable efforts to extinguish these guarantees either through the full payment of the obligation and/or the negotiation of payment terms that will eliminate the Executive’s guarantee of such indebtedness.

10.6           Exhibits.

Exhibit A – Form of Release
Exhibit B – Employee Proprietary Information And Inventions Agreement
Exhibit C – Noncompetition Agreement

[Signature Page to Follow]

Exhibit 10.6 Page 8

IN WITNESS WHEREOF the parties have executed the Executive Employment Agreement as of the date and year noted above.

KL ENERGY CORPORATION

/s/ Steve Corcoran

Name:  Steve Corcoran
Title:  President

DENNIS HARSTAD

/s/ DENNIS HARSTAD

Exhibit 10.6 Page 9

EXHIBIT A

RELEASE OF CLAIMS

1.           Employment Agreement. On 15 February, 2010, I entered into that certain Executive Employment Agreement (the “Employment Agreement”) with KL Energy Corporation, which along with its parent, subsidiaries and affiliates, is referred to as the “Company”.  My employment with the Company ended on ____________ (the “Termination Date”).  I confirm that I have been paid all compensation owed for all hours worked by me for the Company, I have received all the leave and leave benefits and protections for which I was eligible in connection with my employment with the Company, pursuant to the Family and Medical Leave Act or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a claim.

2.           General Release.  In exchange for certain severance and other post-employment benefits to be provided to me under the Agreement, I hereby waive and release the Company, its parents, subsidiaries, predecessors, successors and affiliates, and each of such entities’ officers, directors, employees, shareholders, managers, members, employees, agents, representatives and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether known or unknown, arising at any time prior to and including the date I sign this Release of Claims (the “Release”).  This general release includes, but is not limited to: (a) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment relationship; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, profit distributions, commissions, stock, stock options, or any other ownership or equity interests in the Company or any of its affiliated entities, vacation pay, fringe benefits, expense reimbursements or any other form of compensation or benefit; (c) all claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction, including, but not limited to, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the federal Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standard Act, South Dakota Codified Laws § 20-13-10 (1984), each as amended to date, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, or claims for breach of fiduciary duty.  Notwithstanding the foregoing, nothing in paragraph shall release: (i) any rights I have under the Agreement; (ii) any rights to indemnification I have pursuant to any written indemnification agreement to which I am a party or third party beneficiary, the certificate of incorporation or Bylaws of the Company, or under applicable law; or (iii) any rights which cannot be waived as a matter of law.  In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any analogous state or federal agency, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

/s/ D.H.
/s/ S.C.

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3.           ADEA Waiver and Release.  If I am 40 years of age or older as of the Termination Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”).  I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) this Release does not apply to any rights or claims that arise after the date I sign it; (b) I should consult with an attorney before signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days after the date I sign this Release to revoke my acceptance of it (by sending written notice of such revocation to the Company); and (e) this Release will not be effective until the date upon which this revocation period has expired unexercised, which will be the eighth (8th) day after I sign this Release (assuming I do not earlier revoke my acceptance of it).

4.           Entire Agreement. This Release, together with the Employment Agreement (including any exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to their subject matter, and I am not relying on any promise, warranty or representation that is not expressly stated therein.

Understood, Accepted and Agreed:

DENNIS HARSTAD /s/ DENNIS HARSTAD Date: February 24, 2010

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 11

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment with KL Energy Corporation (hereinafter, along with its parent, subsidiaries and affiliates, referred to as the “Company”), and the compensation paid to me now and during my employment with the Company I, DENNIS HARSTAD , agree to the terms of this Agreement as follows:

1.           Confidential Information Protections.

1.1           Nondisclosure; Recognition of Company’s Rights.  At all times during and after my employment, I will hold in confidence and will not disclose, use or publish any of the Company’s Confidential Information (defined below), except as may be required in connection with my work for the Company, or as expressly authorized by the Board of Directors of the Company (the “Board”). I hereby assign to the Company any rights I may have or acquire in any and all Company Confidential Information and recognize that all Company Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2           Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated business or development, including without limitation (a) information regarding products, services, marketing and business plans, market studies and forecasts, competitive analyses, budgets, financial statements, contracts, prices, and profit margins; (b) the names, addresses, phone numbers, preferences, buying and/or selling histories and other information concerning suppliers, vendors, customers and prospective customers of the Company; (c) proprietary technology, trade secrets, patented processes, research and development data, know-how, databases and data collections, diagrams or designs, models, formulae, inventions (whether or not patentable), patent applications, registered and unregistered marks and all goodwill associated with such marks, methods, processes, procedures, software and software code (in any form, including source code and executable code), techniques, user interfaces, domain names, URLs, web sites, registered and unregistered copyrights, works of authorship and other forms of technology or technical information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; (e) the existence of any business discussions, negotiations, or agreements between Company and other information (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, prototypes, samples, studies and summaries) and any reissues, extensions or renewals thereof; (d) employee lists, employment agreements, personnel policies, and and any third party; and (f) any of the above materials, data or information as it relates; to the Company’s parent, subsidiaries, and affiliated entities provided, however, Confidential Information shall not include any information that is generally known in the industry or otherwise becomes available in the public domain, in each case other than pursuant to a breach of this Agreement.

1.3           Third Party Information.  I understand that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes.  During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company), nor will I use Third Party Information except in connection with my work for the Company or unless expressly authorized by an officer of the Company in writing.

1.4           No Improper Use of Information of Prior Employers and Others.  I represent that my employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by the Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by the Company, I will not improperly make use of, or disclose, any confidential information or trade secrets

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 12

of any former employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

2.           Inventions.

2.1           Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” means any proprietary or trade-secret ideas, concepts, Confidential Information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above as such relate to the business of the Company.  The term “Intellectual Property Rights”  means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.

2.2           Ownership of Company Inventions. I irrevocably assign to the Company all right, title and interest in any work product that I create or to which I contribute pursuant to this Agreement related to the business of the Company (the “Work Product”), including all Intellectual Property Rights contained therein.

2.3           Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will, at the Company’s sole expense, reasonably assist the Company in every proper way, to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries, including securing my signature on any document needed in connection with such purposes.

3.           Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.           Return Of Company Property. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation.  Upon termination of my employment, I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to allow an independent computer forensics consultant access to my system as reasonably requested by the Company to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company premises and owned by the Company is subject to inspection by Company personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with the Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

5.           Notification Of New Employer.  If I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

6.           General Provisions.

6.1           Governing Law and Venue.  This

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 13

Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of South Dakota, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  I expressly consent to personal jurisdiction and venue in the state of South Dakota for any lawsuit or arbitration filed against me by the Company arising from or related to this Agreement and I consent to the application of the provisions of Sections 8 and 9 of the Employment Agreement with respect to the resolution of any dispute raised by the parties hereto.

6.2           Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable.  If the final judgment of a court of competent jurisdiction or arbitral panel declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court or arbitral making such determination shall have the power to  limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court or arbitral panel does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.3           Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

6.4           Employment.  I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

6.5           Notices.  Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt, or refusal by party of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

6.6           Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of the Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance) in accordance with the provisions of Sections 8 and 9 of my Employment Agreement with the Company.

 6.7           Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

6.8           Entire Agreement.  If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by the Company or retained as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters; provided, however, to the extent that any of the obligations set forth in this Proprietary Information Agreement conflict with those set forth in the Employment Agreement, the terms and conditions of this Proprietary Information Agreement shall control.. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by the Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.  No

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 14

modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and	signed by me and the Board. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

DENNIS HARSTAD : I have read, understand, and accept this agreement and have been given the opportunity to Review it with independent legal counsel.	KL ENERGY CORPORATION: Accepted and agreed:
/s/ DENNIS HARSTAD	/s/ Steve Corcoran
(Signature)	(Signature)

By: /s/ Steve Corcoran
Print Name:DENNIS HARSTAD	Title: President

Date: February 24, 2010	Date: 24FEB10

Address: 3019 Heidiway Lane Rapid City, SD 57702	Address: 306 East St. Joseph St Suite 200 Rapid City, SD 57701

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 15

EXHIBIT C

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (the “Agreement”) is being executed and delivered as of February 15, 2010 (the “Effective Date”) by DENNIS HARSTAD (“Executive”) in favor of, and for the benefit of KL ENERGY CORPORATION, a Nevada corporation (hereinafter, along with its parent, subsidiaries and Affiliates, referred to as the “Company”) and the other “Indemnitees” (as hereinafter defined).  Certain capitalized terms used in this Noncompetition Agreement are defined in Section 21.

Recitals

Whereas, the Company and Executive are executing an Employment Agreement (the “Employment Agreement”) contemporaneously with the execution and delivery of this Agreement, pursuant to which Executive will provide key executive-level employment services to the Company; and

Whereas, as a result of Executive’s employment by the Company, he will be intimately familiar with the Company’s plans, trade secrets, proprietary information, business activities and operations;

Now, Therefore, in order to induce the Company to enter into the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees to the terms set forth.

Agreement

1.	Restriction on Competition.

1.1           Executive agrees that, during the Noncompetition Period, he shall not, and shall not permit any of his Affiliates to:  (a) engage directly or indirectly in Competition in any Restricted Territory; (b) directly or indirectly be or become an officer, director, shareholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, investor, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person or entity that engages directly or indirectly in Competition in any Restricted Territory; provided, however, that Executive may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if the following three conditions are satisfied: (i) the securities held are actively traded on an established national securities market in the United States, (ii) the number of shares of such entity’s equity securities collectively owned beneficially (directly or indirectly) by Executive and his Affiliates collectively represent less than one-half of one percent (.5%) of the total number of equity securities of such entity outstanding, and (iii) neither Executive nor his Affiliates are otherwise associated directly or indirectly with such entity or with any Affiliate of such entity.
/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 16

2.           No Hiring or Solicitation.  Executive agrees that, during the Noncompetition Period, he shall not, and shall not permit any of his Affiliates to: (a) hire a Specified Worker; or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on their own behalf or on behalf of any other Person) any Specified Worker to terminate his/her/its employment or consulting relationship with the Company.  For purposes of this Section 2, a “Specified Worker” shall mean any individual who is an employee or contractor of the Company or has been an employee or contractor of the Company within the preceding six (6) month period.

3.           Restriction on Interference with Business.  Executive agrees that, during Executive’s employment with the Company and after the termination of that employment for any reason, he will not: (a) discourage, dissuade, induce or attempt to induce any supplier or customer of the Company not to enter into a business relationship with the Company or any supplier or customer of the Company to terminate any of its material relationships with the Company; or (b) make any public statements or public comments of a defamatory or disparaging nature regarding the Company or any of its officers, directors, personnel, products, services, or Affiliates, in any manner likely to be harmful to it or their business, business reputation or personal reputation.  Nothing in this Section shall prevent Executive from responding accurately and fully to any request for information when a response is required by legal process.

4.           Confidentiality.  Executive agrees that he shall hold all Confidential Information in strict confidence and shall fully comply with all terms and conditions of that certain Employee Proprietary Information And Inventions Agreement between the Company and Executive of even date herewith..

5.           Representations and Warranties.  Executive represents and warrants, to and for the benefit of the Indemnitees, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation by which Executive or any of his Affiliates is or may be bound; or (ii) any law, rule or regulation.  The representations and warranties provided by Executive shall survive the expiration of the Noncompetition Period for an unlimited period of time.

6.           Specific Performance.  Executive agrees that, in the event of any breach or threatened breach by him of any covenant or obligation contained in this Noncompetition Agreement, the Company and each of the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain relief pursuant to the provisions of Sections 8 and 9 of the Employment Agreement.  Executive further agrees that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6, and Executive hereby irrevocably waives any right he may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument.

7.           Indemnification.  Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, Executive agrees to indemnify and hold harmless

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 17

each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, any inaccuracy in or breach of any representation or warranty made by them in this Noncompetition Agreement, or any failure on his part to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

8.           Non-Exclusivity.  The rights and remedies of the Company and the other Indemnitees under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of the Company and the other Indemnitees under this Noncompetition Agreement, and the obligations and liabilities of Executive under this Noncompetition Agreement, are in addition to his rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.  Nothing in this Noncompetition Agreement shall limit any of Executive’s obligations, or the rights or remedies of the Company or any of the other Indemnitees, under the Employment Agreement; and nothing in the Employment Agreement shall limit any of Executive’s obligations, or any of the rights or remedies of the Company or any of the other Indemnitees, under this Noncompetition Agreement.  No breach on the part of the Company or any other party of any covenant or obligation contained in the Employment Agreement or any other agreement shall limit or otherwise affect any right or remedy of the Company or any of the other Indemnitees under this Noncompetition Agreement.

9.           Severability.  Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or any arbitral panel declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court or arbitral panel making such determination shall have the power to  limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified.  In the event such court or arbitral panel does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 18

10.           Specific Acknowledgements.  Executive specifically acknowledges and agrees that: (a) the promises and restrictive covenants Executive is providing in this Agreement are reasonable and necessary to the protection of the Company’s business and to the Company’s legitimate interests in the protection and preservation of the goodwill and other assets of the Company; and that, if Executive were to violate the terms of this Agreement, such conduct would materially and adversely affect the value of the Company and cause the Company to suffer substantial irreparable harm.

11.           Governing Law; Venue.

11.1           This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of South Dakota (without giving effect to principles of conflicts of laws).

11.2           The provisions of Sections 8 and 9 of the Employment Agreement shall apply to this Noncompetition Agreement.

11.3           EXECUTIVE IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

12.           Waiver.  No failure on the part of the Company or any other Indemnitee to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of the Company, or any other Indemnitee in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Noncompetition Agreement, or any power, right, privilege or remedy of such Indemnitee under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13.           Successors and Assigns.  The Company and/or the other Indemnitees may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of Executive or of any other Person.  This Noncompetition Agreement shall be binding upon Executive and each of his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of the Company and the other Indemnitees.

14.           Further Assurances.  Executive shall (at his sole expense) execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall (at the their sole expense) take such other actions, as such Indemnitee may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 19

15.           Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against Executive, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

16.           Captions.  The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

17.           Construction.  Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement.  Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement.  As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

18.           Survival of Obligations.  Except as specifically provided herein, the obligations of Executive under this Noncompetition Agreement (including his obligations under Sections 7 and 14) shall survive the expiration of the Noncompetition Period.  The expiration of the Noncompetition Period shall not operate to relieve Executive of any obligation or liability arising from any prior breach of any provision of this Noncompetition Agreement.

19.           Obligations Absolute.  Executive’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company any other Indemnitee or any other Person) of any provision of the Employment Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Company, Executive, any other Indemnitee or any other Person.

20.           Amendment.  This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Executive and the Company (or any successor to the Company).

21.           Defined Terms.  For purposes of this Noncompetition Agreement:

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 20

21.1           “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

21.2           “Competing Business” means (a) the design, development, sale, distribution, marketing or promotion of process technologies designed to facilitate the conversion of cellulose derived from biomass into Cellulosic Based Ethanol (CBE) and those CBE derived products or services offered by the Company as of the date of this Agreement, and any other CBE derived product or service designed, developed, distributed, promoted, marketed, or sold or any CBE derived product or service under development by the Company, at any time during Executive’s employment with the Company, and (b) if employed by or acting as an officer, director or manager of an Affiliate of the Company, the CBE derived products or services designed, developed, distributed, promoted, marketed, or sold or any CBE derived product or service under development by such Affiliate(s), at any time during Executive’s employment with such Affiliate.

21.3           A Person shall be deemed to be engaged in “Competition” if such Person, or any of such Person’s subsidiaries or Affiliates is engaged in a Competing Business.

21.4           “Confidential Information” means any and all Confidential Information as defined in that Employee Proprietary Information And Inventions Agreement executed by Executive in connection with his employment with the Company.

21.5           “Indemnitees” shall include: (i) the Company; (ii) each Person who is or becomes an Affiliate of the Company; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

21.6           “Noncompetition Period” shall mean the period commencing on the Effective Date and ending on the date which is twelve (12) months from the date Executive’s employment with the Company, or any subsidiary or Affiliate thereof or their respective successors or assigns is terminated for any reason; provided however, that in the event of any breach on the part of the Executive of any provision of this Noncompetition Agreement, in addition to all other rights and remedies available to the Indemnitees in law, equity or by agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

21.7           “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

21.8           “Restricted Territory” means each country within North America, as well as any other country in which the Company conducts, has conducted, or demonstrably intends to conduct Business, during the period of Executive’s Employment Agreement and as of the Termination Date

/s/ D.H.
/s/ S.C.
Exhibit 10.6 Page 21

22.           Counterparts/Facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile or PDF signatures shall be deemed as enforceable as originals.

[signature page follows]

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 22

In Witness Whereof, Executive duly executes and delivers this Noncompetition Agreement as of the date first above written.

DENNIS HARSTAD

/s/ Dennis Harstad

Address:	3019 Heidiway Lane Rapid City, SD 57702

Telephone No.:	(605) 430-1496
Facsimile:	(605) 718-1372

kl energy corporation

By:	/s/ Steve M. Corcoran

Its:	President

/s/ D.H.
/s/ S.C.

Exhibit 10.6 Page 23